Exhibit 5.1

Our ref	JPC\675008\5565119v1
Direct tel	+852 3690 7432
Email	jenny.chen@maplesandcalder.com

HiSoft Technology International Limited

33 Lixian Street

Qixianling Industrial Base

Hi-Tech Zone, Dalian 116023

People’s Republic of China

September 28, 2012

Dear Sirs

HiSoft Technology International Limited

We have acted as Cayman Islands legal advisers to HiSoft Technology International Limited (the “Company”) in connection with the consolidation of the Company’s common shares of par value US$0.0001 each and the public offering on the NASDAQ Global Select Market of American depositary shares representing common shares of the Company (the “Offering”) , in each case, as described in the joint proxy statement/prospectus (the “Prospectus”) forming part of the Company’s registration statement on Form F-4 (the “Registration Statement”), including all amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The  Offering relates to the issue of the Company’s common shares, the par value of which will be US$0.00139482 after giving effect to the Share Consolidation (as defined in the Registration Statement) (the “Shares”), to holders of ordinary shares, par value US$0.001 per share of VanceInfo Technologies Inc. (“VanceInfo”), pursuant to an agreement and plan of merger dated August 10, 2012, as amended by the amendment to agreement and plan of merger dated August 31, 2012, by and among the Company, VanceInfo, Chemistry Merger Sub Inc. and Chemistry Merger Sub II Inc. (the “Merger Agreement”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1                                The certificate of incorporation of the Company dated May 27, 2004;

1.2                                The sixth amended and restated memorandum and articles of association as conditionally adopted by way of a special resolution of the shareholders of the Company on May 11, 2010 and effective on July 6, 2010 (the “Memorandum and Articles”);

1.3                                The minutes (the “Minutes”) of the meeting of the board of directors held on August 10, 2012 (the “Meeting”);

1.4                                 The written resolutions of the board of directors of the Company dated August 31, 2012 (the “Resolutions”);

1.5                                A certificate from a Director of the Company addressed to this firm dated September 24, 2012, a copy of which is attached hereto (the “Director’s Certificate”);

1.6                                A certificate of good standing dated September 24, 2012, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.7                                The Merger Agreement;

1.8                                The Prospectus and Registration Statement; and

1.9                                Such other documents and made such enquiries as to questions of law as we deemed necessary in order render the opinion set forth below.

2                                         Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof.  In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1                                copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2                                the genuineness of all signatures and seals.

3                                         Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                                The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                                When the requisite vote of the members of the Company is obtained, as described in the Registration Statement and Prospectus, the Share Consolidation will be duly authorised by the Company and, when the Share Consolidation Is completed as contemplated by the

Registration Statement and Prospectus, the effect of the Share Consolidation will be as described in the Registration Statement and Prospectus.

3.3                                The issue and allotment of the Shares have been duly authorised and, when allotted and issued as contemplated in the Registration Statement and the Prospectus, the Shares will be legally issued, fully paid and non-assessable (meaning that no further sums are payable by the holders of such Shares to the Company in respect of such Shares).

3.4                                The statements under the caption “Material Cayman Islands Tax Consequences of the Merger” in the Prospectus, to the extent that they constitute statements of Cayman Islands law, are true and accurate based on the laws of the Cayman Islands which are in force at the date hereof.

3.5                                The statements under the caption “Limitation on Enforcement of U.S. Laws” in the Prospectus, to the extent they constitute statements of Cayman Islands law, are true and accurate based on the laws of the Cayman Islands which are in force at the date hereof.

4                                         Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “The Merger — Background of the Merger”, “Limitations on Enforcement of U.S. Laws” and “Legal Matters” and elsewhere in the Prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the SEC thereunder.

This opinion may only be relied upon by the Company and Simpson Thacher & Bartlett, in its capacity as the legal advisers to the Company in relation to the subject matter of the Registration Statement.

Yours faithfully

/s/ Maples and Calder

Maples and Calder